Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Longeveron Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price(4)	Fee Rate	Amount of Registration Fee (2)

Equity	Class A common stock, $0.001 par value per share	457(o)	1,500,000	$3.63	$5,445,000	0.00011020	$600.04
	Total Offering Amounts				$5,445,000		$600.04
	Total Fee Offset
	Net Fee Due						$600.04

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plan as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. The Registrant has previously registered a total of 2,074,402 shares of Class A Common Stock under the Longeveron Inc. 2021 Incentive Award Plan on Form S-8 filed with the Securities and Exchange Commission (“SEC”) on February 16, 2021 (File number 333-253141).

(2)	This estimate is made pursuant to Rule 457 of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of Registrant’s Class A Common Stock on June 21, 2023 as reported on the Nasdaq Capital Market.